EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2006 Stock Incentive Plan of ATC Technology Corporation of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedule of ATC Technology Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of ATC Technology Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Chicago, Illinois
July 29, 2009